EXHIBIT 10.1

MASTER CRUDE OIL PURCHASE AND SALE CONTRACT

DATED

March 10, 2006

AMONG

UTEXAM LIMITED,
AS SELLER,

AND

FRONTIER OIL AND REFINING COMPANY,
AS PURCHASER,

FRONTIER OIL CORPORATION,
AS GUARANTOR

TABLE OF CONTENTS

ARTICLE I
INTERPRETATION

Section 1.01	Definitions
Section 1.02	Headings
Section 1.03	Number
Section 1.04	Non-Business Days

ARTICLE II
SALE AND PURCHASE OF CRUDE OIL

Section 2.01	Sale and Purchase of Crude Oil
Section 2.02	Condition Precedent to Seller’s Obligations
Section 2.03	Delivery of Crude Oil
Section 2.04	Transportation Fees and Documentation
Section 2.05	Payment of Transfer Fees
Section 2.06	Force Majeure Default Delivery Location
Section 2.07	Transportation Imbalances
Section 2.08	Rights and Remedies; Waiver of Certain Damage Claims
Section 2.09	Possession, Title and Risk
Section 2.10	Taxes
Section 2.11	Limitations
Section 2.12	Early Termination of Agreement
Section 2.13	Purchaser’s Early Purchase Option
Section 2.14	Performance of Obligations

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.01	Representations and Warranties of Seller
Section 3.02	Representations and Warranties of Purchaser and Guarantor

ARTICLE IV
COVENANTS

Section 4.01	Affirmative Covenants of Seller
Section 4.02	Negative Covenants of Seller
Section 4.03	Affirmative Covenants of Purchaser and Guarantor

ARTICLE V
EVENTS OF DEFAULT AND EARLY TERMINATION

Section 5.01	Seller’s Events of Default
Section 5.02	Purchaser’s Events of Default
Section 5.03	Default Rights; Early Termination
Section 5.04	Failure to Make or Accept Delivery.

ARTICLE VI
TERMINATION RIGHTS RESULTING FROM FORCE MAJEURE

Section 6.01	Termination Rights After Force Majeure.

ARTICLE VII
MISCELLANEOUS

Section 7.01	Notice
Section 7.02	Interest on Overdue Amounts
Section 7.03	Governing Law; Waiver of Jury Trial
Section 7.04	Severability
Section 7.05	Place of Payment; Currency
Section 7.06	No Agency; No Joint Venture
Section 7.07	Benefit of the Agreement
Section 7.08	Assignment and Transfer
Section 7.09	Entire Agreement
Section 7.10	Amendments
Section 7.11	No Waivers, Remedies
Section 7.12	Time of the Essence
Section 7.13	Counterparts
Section 7.14	Intent
Section 7.15	Disclosure of Information
Section 7.16	Stamp and Documentary Taxes
Section 7.17	Further Assurances
Section 7.18	Successors and Assigns
Section 7.19	Survival
Section 7.20	INDEMNITY
Section 7.21	Expenses
Section 7.22	Consent to Recording

ANNEX 1     Conditions Precedent

EXHIBITS:
Exhibit A     Form of Deal Sheet
Exhibit B     Form of Master Agreement
Exhibit C     List of Approved Pipelines, Injection Points and Delivery Locations
Exhibit D     List of Approved Suppliers
Exhibit E      Monthly Reconciliation Statement

MASTER CRUDE OIL PURCHASE AND SALE CONTRACT

This MASTER CRUDE OIL PURCHASE AND SALE CONTRACT (as the same may from time to time be amended, modified, supplemented or restated, this “Agreement”) is entered into as of March 10, 2006, between Utexam Limited, a company incorporated under the laws of the Republic of Ireland (the “Seller”), Frontier Oil and Refining Company, a Delaware corporation (the “Purchaser”), and Frontier Oil Corporation, a Wyoming corporation (the “Guarantor”) (Seller, Purchaser and Guarantor sometimes collectively referred to as “the parties” and individually as a “party”).

WHEREAS, Seller desires to sell, and Purchaser desires to purchase, upon the terms and conditions set forth in this Agreement, certain quantities of crude oil to serve as feedstock for the El Dorado, Kansas refinery owned by one of its affiliates, the daily quantity of which shall not at any time exceed 35,000 Barrels per day;

WHEREAS, Purchaser and Seller acknowledge that the purchase and sale transactions contemplated and evidenced by this Agreement and the other Transaction Documents are dependent upon the existence of certain other agreements to be entered into by Seller, certain of its affiliates and/or other third parties, including, but not limited to, the Supply Contracts, the Master Agreement and the Swaps to be issued thereunder, and the Credit Facility (as such terms are defined below);

WHEREAS, Guarantor has agreed to guarantee the obligations of Purchaser pursuant to this Agreement and contemporaneously with the execution of this Agreement, Guarantor and Seller shall execute a mutually-acceptable form of Guaranty Agreement (the “Guaranty Agreement”);

NOW THEREFORE, in consideration of the respective covenants and agreements of the parties hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of Seller and Purchaser, Seller and Purchaser hereby agree as follows:

ARTICLE I
INTERPRETATION

Section 1.01  Definitions

. For purposes of this Agreement, terms defined above have the meanings given above and the following terms shall have the meanings indicated below:

“Acquisition Cost” shall mean with respect to each Batch of Crude Oil purchased by Seller at an Injection Point the actual proceeds paid by Seller to the Supplier pursuant to the applicable Supply Contract for the number of Barrels in such Batch.

“Applicable Instruments” of any Person shall mean the Certificate or Articles of Incorporation, Memorandum and Articles of Association, by-laws and other organizational documents of such Person and all contracts, indentures, agreements, instruments and documents to which such Person is a party or by which such Person or any assets of such Person may be bound or affected.

“Approved Injection Point” shall mean any Injection Point identified in Exhibit C attached hereto.

“Approved Supplier” shall mean (a) any Person listed on Exhibit D hereto or (b) any other Person Seller and Purchaser mutually agree in writing possesses financial resources and credit histories mutually acceptable to both Seller and Purchaser and has quantities of Crude Oil available for sale to Seller.

“Barrel” shall mean one United States barrel (42 United States gallons at 60 degrees Fahrenheit).

“Batch” shall mean an identified quantity of Seller Crude Oil that has been accepted for transportation in a Pipeline and shall refer to and include any batch designations made by any Pipelines transporting the same quantity of Crude Oil.

“Business Day” shall mean a day, other than a Saturday or a Sunday, on which commercial banks are not authorized or required to be closed in New York City, New York, U.S.A. or in Dublin, Ireland.

“Canadian Discount” shall mean, in respect of any Batch of Crude Oil acquired by Seller pursuant to a Supply Contract for resale to Purchaser, either (a) the differential or discount to CMA for the Injection Month (expressed in United States Dollars per Barrel) set forth in the applicable Supply Contract and used to determine the Acquisition Cost of such Crude Oil, or (b) in the event the Supply Contract utilizes a reference or index price other than CMA to establish the Acquisition Cost, the equivalent differential or discount to CMA for the Injection Month (expressed in United States Dollars per Barrel) for the Crude Oil purchased under the Supply Contract.

“Carrying Cost” shall mean with respect to each Batch of Crude Oil Delivered by Seller the sum of (a) all Swap Settlements applicable to such Batch plus (b) the Service Fee applicable to such Batch plus (c) any amounts due under Section 2.03(b), if any.

“CMA” shall mean for any calendar month the average of the daily settlement prices (expressed in United States Dollars per Barrel) for the first nearby or prompt futures contract for West Texas Intermediate Crude Oil as traded on the NYMEX (trading days only).

“Credit Facility” shall mean that certain Revolving Credit Facility dated March 10, 2006 by and between Seller, as Borrower, and the lenders named therein, as the same may be amended, restated or replaced from time to time in accordance with Section 4.03(b).

“Crude Oil” shall mean all types or grades of crude petroleum or oil which are acceptable to both Purchaser and Seller and are accepted by the Pipelines for transportation from the Injection Points to the Delivery Locations existing from time to time under this Agreement.

“Days Outstanding” shall mean with respect to the calculation of the amount of each Acquisition Cost and each Swap Settlement the actual number of days between (a) the date a payment is made by Seller (or received by Seller pursuant to the settlement or a Swap) and (b) the date Purchaser tenders to Seller the Purchase Price applicable to the Batch in question.

“Deal Sheet” shall mean a Transaction summary substantially in the form attached hereto as Exhibit A which is executed by both Seller and Purchaser and confirms, among other things, (a) Seller’s commitment to purchase at an identified Injection Location a specified quantity of Crude Oil from an identified Supplier and (b) Purchaser’s commitment to purchase from Seller at an identified Delivery Location a specified Batch or Batches of Crude Oil, in each case subject to the timely performance of transportation services to be provided by the Pipelines referenced in such Transaction summary; and including any amended Deal Sheet pursuant to Section 2.13.

“Default Termination Date” shall have the meaning ascribed thereto in Section 5.03.

“Delivered” shall mean with respect to any Batch of Crude Oil either (a) the transfer, delivery or tender of such Crude Oil to Purchaser at a Delivery Location or (b) the transfer, delivery or tender of such Crude Oil to an authorized third party transferee at a point on or along a Pipeline, in each case as evidenced by the transporting Pipeline’s issuance of a custody transfer certificate or similar form or the entry by such Pipeline of a notation in the Pipeline’s electronic records.

“Delivery Location” shall mean with respect to any Batch of Crude Oil the point of Seller’s delivery to Purchaser which is specified in the applicable Deal Sheet and shall include in all events the Delivery Locations described in Exhibit C attached hereto.

“Delivery Month” shall mean with respect to any Batch of Crude Oil the calendar month during which such Crude Oil is Delivered.

“Early Termination Date” shall have the meaning ascribed thereto in Section 2.12.

“Enbridge Pipeline” means the common carrier pipeline systems owned or operated by Enbridge Pipelines, Inc. and its affiliated companies and ventures.

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety the environment or the preservation or reclamation of natural resources, in effect in any and all jurisdictions in which Seller is conducting or at any time has conducted business, or where any Crude Oil subject to this Agreement, any Supply Contract or any transportation or storage agreement contemplated by the foregoing two agreements (collectively, “Identified Crude Oil”) is located, including without limitation, the Oil Pollution Act of 1990 (“OPA”), as amended, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements.

“Environmental Licenses” means any permit, license, or other authorization from any (a) local, state, territorial, federal, or foreign judicial, executive, regulatory, administrative, legislative, or governmental agency, board, bureau, commission, department, or other instrumentality, (b) private arbitration board or panel or (c) central bank, that is required under any Environmental Law for the lawful conduct of any business, process, or other activity.

“Event of Default” means a Seller Event of Default or a Purchaser Event of Default, as the case may be.

“Factor” shall mean with respect to the calculation of the amount of each Acquisition Cost and each Swap Settlement, as the case may be, the product of (a) the sum of 1.75% plus LIBOR for the period corresponding to any Days Outstanding calculation, times (b) the number of Days Outstanding divided by 360.

“Federal Funds Rate” shall mean, for any day, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Purchaser from three Federal funds brokers of recognized standing selected by Seller.

“Fee Letter” shall mean the fee letter identified in Annex 1, item 2.

“Force Majeure” shall mean an event which causes a failure by any party to perform delivery or acceptance obligations hereunder to the extent that such event is reasonably beyond the control of such party, except for the obligation to make payment due hereunder, including war, riots, insurrections, fires, explosions, sabotage, acts of terrorism, strikes and other labor or industrial disturbances, acts of God or the elements, government laws, regulations or requests, disruption or breakdown of production or transportation facilities, and delays of Pipelines in receiving and delivering Crude Oil tendered, but does not include the failure to perform obligations solely as a result of the fact that to do so will result in economic loss or hardship to such party.

“Force Majeure Termination Date” shall have the meaning given such term in Section 6.01.

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time.

“Governmental Authority” means the government of the United States of America, Canada or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government over Seller or Purchaser, any of their respective properties and the activities contemplated by this Agreement or any other Transaction Document.

“Governmental Requirement” means any law, statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including, without limitation, Environmental Laws, energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.

“Hazardous Substances” means (a) any substance that is reasonably expected to require, removal, remediation, or other response under any Environmental Law, (b) any substance that is designated, defined or classified as a hazardous waste, hazardous material, pollutant, contaminant, explosive, corrosive, flammable, infectious, carcinogenic, mutagenic, radioactive, dangerous, or toxic or hazardous substance under any Environmental Law, including, without limitation, any hazardous substance within the meaning of §101(14) of CERCLA, (c) petroleum, oil, gasoline, natural gas, fuel oil, motor oil, waste oil, diesel fuel, jet fuel, and other petroleum hydrocarbons, (d) asbestos and asbestos-containing materials in any form, (e) polychlorinated biphenyls, (f) urea formaldehyde foam or (g) any substance the presence of which on any real property (including, without limitation, leases and mineral interests) either (i) poses or threatens to pose a hazard to the health or safety of persons or to the environment or (ii) could constitute a health or safety hazard to persons or the environment if it emanated or migrated from the real property (including, without limitation, leases and mineral interests).

“Initial Swap” shall mean the initial Swap, as identified by a confirmation number, applicable to a Batch of Crude Oil.

“Injected Quantity” shall mean with respect to any Batch of Crude Oil Delivered pursuant to this Agreement the quantity of Crude Oil actually delivered by the Supplier at the Injection Point prior to the transporting Pipelines’ retention or deduction of any Transportation Allowance.

“Injection Month” shall mean with respect to any Batch of Crude Oil the calendar month such Crude Oil is delivered to Seller at the Injection Point.

“Injection Point” shall mean the point of delivery specified in a Supply Contract and shall include in all events any Approved Injection Point.

“LIBOR” shall mean with respect to any calculation of the Factor for a relevant period, the “Cost of Funds Rate” or LIBOR rate in effect under the Credit Facility during such period.

“Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind (including any production payment, advance payment or similar arrangement with respect to minerals in place, any agreement to grant any Lien, any conditional sale or other title retention agreement, the interest of a lessor under a capital lease and any filing or agreement to provide any financing statement or other Lien perfection document to secure an obligation), whether or not filed, recorded or otherwise perfected under applicable law.

“Master Agreement” shall mean the ISDA Master Agreement dated March 10, 2006 between Seller and the Swap Provider, in substantially the form of Exhibit B hereto, as such agreement may from time to time be amended, modified or replaced in accordance with Section 4.03(b).

“Notice of Early Termination” shall mean a notice designated as such and described in Section 2.12.

“Notice of Environmental Problem” means any notice, letter, citation, order, warning, complaint, inquiry, claim or demand pursuant to which it is indicated or implied that Purchaser has violated or is about to violate any Environmental Law or any ordinance, judgment or order relating thereto, which in each case (i) relates to or affects the purchase, transportation or storage of Crude Oil purchased pursuant to a Supply Contract and (ii) could reasonably be expected to have a material and adverse affect on Purchaser’s ability to perform its obligations under this Agreement.

“NYMEX” shall mean the New York Mercantile Exchange, Inc. and any successor thereto.

“Off-take Month” shall mean with respect to any Batch of Crude Oil the calendar month such Batch is scheduled to be Delivered to Purchaser at the applicable Delivery Location, as reflected in the initial or any amended Deal Sheet applicable to such Crude Oil.

“Payment Date” shall mean the 20th day of each month following a Delivery Month, or if such day is not a Business Day, the next succeeding Business Day.

“Permitted Liens” shall mean (a) Liens in connection with worker’s compensation, unemployment insurance or other social security, old age pension or public liability obligations; (b) legal or equitable encumbrances; (c) vendors’, carriers’, pipeline, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s or other like Liens arising by operation of law in the ordinary course of business; (d) Liens securing the performance of statutory obligations; (e) Liens securing taxes that are either not yet due and payable or that are being contested in good faith and for which adequate reserves have been established; and (f) Liens to secure any Swap and any indebtedness incurred by Seller to finance transactions contemplated by the Transaction Documents and/or the Supply Contracts.

“Person” shall mean any individual, corporation, company, partnership, joint venture, trust, unincorporated association, government or any commission, board, court, agency, instrumentality or political subdivision thereof, any other entity or any trustee, receiver, custodian or similar official.

“Pipeline” shall mean with respect to any Batch of Crude Oil acquired by Seller for resale to Purchaser the common carrier pipeline(s) designated by Seller from time to time to transport such Crude Oil from an Injection Point to a Delivery Point and shall include in all events the Approved Pipelines set forth in Exhibit C attached hereto.

“Property” shall mean any asset, revenue or any other property, whether tangible or intangible, real or personal, including, without limitation, any oil and gas exploration or production permit, concession, lease and license and any right to receive income.

“Purchase Price” shall mean with respect to each Batch of Crude Oil Delivered in any Delivery Month the sum of (a) the product obtained by multiplying (i) the CMA for the Injection Month for such Crude Oil less the Canadian Discount applicable to such Crude Oil, and (ii) the Injected Quantity associated with such Batch, plus (b) the Carrying Cost applicable to such Batch of Crude Oil.

“Purchaser’s Event of Default” shall have the meaning given such term in Section 5.02.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors (including attorneys, accountants and experts) of such Person and such Person’s Affiliates.

“Replacement Swaps” shall mean all Swaps other than Initial Swaps which either replace an Initial Swap or which relate to a Batch (or other quantity) of Crude Oil to be delivered later than the originally scheduled Off-Take Month.

“Replacement Value” shall mean (a) if Seller is the party which has failed to perform its delivery obligations, the price which Purchaser, acting in good faith and at arm’s length, actually pays, or has contracted to pay, for Crude Oil to replace any quantity not so delivered at the agreed Delivery Location plus any additional transportation and other costs and expenses incurred by Purchaser in connection with the purchase of such quantity of Crude Oil; and (b) if Purchaser is the party which has failed to perform its purchase obligations, the price which Seller, acting in good faith and at arm’s length, actually receives, or has contracted to receive, for the sale of any quantity of Crude Oil less any additional transportation and other costs and expenses incurred by Seller in connection with the sale of such quantity of Crude Oil.

“Seller Crude Oil” shall mean any quantity of Crude Oil acquired and owned by, credited to the account of, or otherwise belonging to, Seller pursuant to a Supply Contract.

“Seller’s Event of Default” shall have the meaning given such term in Section 5.01.

“Service Fee” shall mean with respect to each Batch of Crude Oil Delivered by Seller the sum of (a) the product of (i) the Acquisition Cost times (ii) the Factor, plus (b) the product of (i) each Swap Settlement times (ii) the Factor applicable to each such settlement.

“Spearhead Pipeline” means the common carrier pipeline system owned or operated by CCPS Transportation, L.L.C. which originates at the Hartsdale Terminal in the vicinity of Griffith, Indiana, and terminates at Cushing, Oklahoma.

“Supplier” shall mean a third party producer or marketer of Crude Oil executing a Supply Contract with Seller for the sale of Crude Oil at an Injection Point.

“Supply Contract” shall mean a contract by and between a Supplier, as seller, and Seller, as buyer, governing the sale of Crude Oil at an Injection Point, as the same may be amended, modified or replaced.

“Swap” shall mean a commodity price swap transaction, as identified by a confirmation number, contemplated by and existing pursuant to the Master Agreement whether for one or more Batches or other quantity of Crude Oil and shall include Initial Swaps and Replacement Swaps.

“Swap Provider” shall mean BNP Paribas or any other Person designated by Seller and approved by Purchaser (such approval not to be unreasonably withheld or delayed).

“Swap Settlement” shall mean with respect to each Swap the gain (or loss) realized by Seller upon settlement of such Swap with the Swap Provider, i.e. the difference between the “Floating Price” and the “Fixed Price” as specified in the relevant ISDA confirmation for a Swap.

“Taxes” shall mean all federal, state, municipal or local, ad valorem, property, occupation, severance, production, gathering, pipeline, utility, withholding, gross production, gross turnover, sales, value added, use, excise, environmental, transaction, customs, export and any other present or future taxes, charges, duties and assessments of any kind whatsoever (including, without limitation, deficiencies, penalties, additions to tax and interest attributable thereto), other than taxes based on income or net worth of a Person.

“Termination Date” shall mean either an Early Termination Date, a Force Majeure Termination Date or a Default Termination Date, as the case may be.

“Transaction” shall have the meaning assigned such term in Section 2.01(b).

“Transaction Documents” shall mean this Agreement, each Deal Sheet, the Guaranty Agreement and the Fee Letter.

“Transportation Activities” shall have the meaning assigned such term in Section 2.03(b).

“Transportation Allowance” shall mean any in-kind deduction or fee (expressed in Barrels) reserved or retained by the operator of a Pipeline in connection with the transportation of Crude Oil, as the same is calculated or established pursuant to a then-effective tariff or contract.

“Transportation Imbalance” shall mean with respect to any Pipeline during any period of time the variance or differential (stated in Barrels) between (a) the sum of the Injected Quantities tendered to such Pipeline during such period of time less the associated Transportation Allowances, and (b) the quantities of Seller Crude Oil actually Delivered by such Pipeline during the same period of time, as determined and calculated by the transporting Pipeline in question.

“Uniform Commercial Code” means the Uniform Commercial Code presently in effect in the State of New York.

“United States Dollars”, “U.S. Dollars”, or “U.S. $” shall mean the lawful currency of the United States of America in immediately available funds.

“Unpaid Amounts” shall mean, with respect to any Termination Date, the aggregate of the amounts that became payable (whether or not due) to Purchaser or Seller hereunder prior to the occurrence of such Termination Date and that remain payable (whether or not due) as at such Termination Date, together with interest thereon from (and including) the date such amounts became due and payable to (but excluding) such Termination Date at the U.S. Base Rate.

“U.S. Base Rate” shall mean, at any time, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall at all times be equal to the highest of: (a) the rate of interest announced publicly by BNP Paribas in New York, New York, from time to time, as its prime commercial lending rate; or (b) two percent per annum above the Federal Funds Rate in effect from time to time. In the event there is any Unpaid Amount, Purchaser will use reasonable efforts to inform Seller of changes in the U.S. Base Rate promptly upon the occurrence of such changes.

Section 1.02  Headings

. The division of this Agreement into Articles and Sections and the insertion of an index and headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement and not to any particular Article, Section, clause, paragraph, annex, exhibit or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections, clauses and paragraphs are to Articles, Sections, clauses and paragraphs of this Agreement.

Section 1.03  Number

. Words importing the singular number shall include the plural and vice versa, and words importing the masculine gender shall include the feminine and neuter genders and vice versa.

Section 1.04  Non-Business Days

. Whenever any action to be taken hereunder shall be stated to be required to be taken or any payment to be made hereunder shall be stated to be due on a day other than a Business Day, unless otherwise specifically provided for herein, such payment shall be made or such action shall be taken (a) on the next succeeding Business Day if the due date was a Sunday or a NYMEX or New York or Dublin bank holiday which occurs on a Monday or (b) on the last preceding Business Day if the due date was a Saturday or a NYMEX or New York or Dublin bank holiday other than a Monday, and in the case of the payment of any monetary amount, the extension or curtailment of time shall be taken into account for the purposes of computation of interest or fees thereon.

ARTICLE II
SALE AND PURCHASE OF CRUDE OIL

Section 2.01  Sale and Purchase of Crude Oil
.
(a)  The respective obligations of Seller, Purchaser and Guarantor pursuant to this Agreement shall not become effective until the date on which each of the conditions specified in Annex 1 hereto is satisfied (or waived in accordance with Section 7.10).

(b)  Seller and Purchaser may from time to time enter into one or more transactions to be governed by this Agreement for the sale by Seller, and the purchase by Purchaser, of Crude Oil (each a “Transaction”), which Transactions shall be evidenced and confirmed by one or more Deal Sheets executed by Seller and Purchaser. The procedure for entering into a Transaction between Seller and Purchaser is as follows:

(i)  In consultation with Purchaser concerning Purchaser’s then-existing need for Crude Oil, Seller shall submit bids to, or enter into negotiations with, Approved Suppliers having available supplies of Crude Oil in or around either (1) an Approved Injection Point or (2) any other Injection Point that is mutually acceptable to Seller and Purchaser, for the purchase by Seller of certain quantities of Crude Oil that are consistent with Purchaser’s needs. Purchaser shall assist Seller in identifying potential Approved Suppliers, preparing and submitting bids and evaluating the terms of potential purchase and sale transactions between Seller and such suppliers, and shall provide such other assistance as is reasonably requested by Seller to facilitate Seller’s securing of supplies of Crude Oil for resale to Purchaser. Seller shall promptly after Seller’s receipt of a quote/bid acceptable to Purchaser, but in any event no later than two hours (unless the time at which such receipt occurs is after 4:00 p.m. Mountain Time, in which case no later than 8:00 a.m. Mountain Time on the next Business Day), notify Purchaser of Seller’s acceptance or rejection of such quote/bid. If Seller does not accept such quote/bid within the time period described in the foregoing sentence, Seller’s silence or failure to respond shall be deemed a rejection. If Seller accepts such quote/bid, Seller shall promptly cause to be confirmed the essential terms of Seller’s purchase transaction with the Supplier, including:

(A)  the legal name of the Supplier,

(B)  the type of Crude Oil to be acquired,

(C)  the price or pricing formula to be used by Seller to calculate payments to Supplier for all Crude Oil sold to Seller,

(D)  the number of Barrels (which shall not exceed 35,000 Barrels per day) to be acquired by Seller, the Injection Month, the Injection Point and the Delivery Location (if known) and the Off-take Month or Months during which such Barrels are to be Delivered; provided, however, that no bid/quote (or resulting Supply Contract) shall obligate Seller to purchase Crude Oil for a period of time beyond the “First Nearby-Month” following the effective date of the applicable Supply Contract;

(E)  the amount of any required letter of credit or bank guarantee, the beneficiary of such letter of credit or bank guarantee, the date prior to which such letter of credit or bank guarantee must be delivered to the beneficiary thereof, the tenor thereof and all other details relevant to each letter of credit or bank guarantee to be delivered in connection with Seller’s purchase transaction; and

(F)  other material terms or conditions.

Following Seller’s acceptance of a quote/bid with a Supplier, Seller shall request Supplier to prepare a form of Supply Contract consistent with the agreed upon terms and Seller shall proceed to obtain and furnish to the Supplier any required letter of credit or other financial assurances. Each Supply Contract shall be acceptable as to both form and substance to both Seller and Purchaser and shall contain terms, provisions and conditions generally used for the sale of Crude Oil in and around the applicable Injection Point. Seller’s acceptance of a quote/bid with a Supplier shall also authorize Seller to enter into one or more Initial Swaps as contemplated by Section 2.01(f).

(ii)  Promptly, but in any event no later than the third (3rd) Business Day, following Seller’s and Supplier’s agreement as to a purchase and sale transaction, Purchaser shall cause to be prepared a Deal Sheet evidencing (x) Seller’s purchase transaction with the Supplier and (y) Seller’s proposed Transaction with Purchaser. The Transaction described in the Deal Sheet shall in all events provide for Purchaser’s purchase from Seller of a quantity of Crude Oil equal to the quantity to be acquired by Seller from the identified Supplier. Seller shall promptly advise Purchaser of any comments on or objections to the terms of the Transaction proposed by Purchaser, and Purchaser and Seller shall amend or supplement the Deal Sheet as needed to evidence the terms of the Transaction that is acceptable to both parties.

(iii)  Upon Seller’s and Purchaser’s final approval of the terms of a proposed Transaction, each of Purchaser and Seller shall execute the Deal Sheet; provided however that the parties agree to be legally bound by the terms of each Transaction from the moment they agree to and approve the corresponding terms (whether orally or otherwise) of the Supply Contract under clause (i) of this Section 2.01(b). The parties agree that such agreement may occur through an exchange of facsimile transmissions, electronic messages or orally. Notwithstanding the forgoing, the parties further agree that the obligations of both Purchaser and Seller under such Transaction and the related Deal Sheet shall be subject to and conditioned upon Seller and Supplier actually entering into a Supply Contract that is consistent in all respects with the terms set out in the Deal Sheet.

(iv)  Not sooner than the date of execution of a Deal Sheet, but in no event later than the fifth (5th) Business Day of the Injection Month applicable to the Crude Oil identified in each such Deal Sheet, Purchaser will consult with and advise Seller with respect to its execution of one or more Swaps with the Swap Provider as contemplated in Section 2.01(f) below; provided, however, if Purchaser fails to consult with and advise Seller with respect to any Swap, Seller may, on the fifth (5th) Business Day described above, proceed to execute such Swap in an amount equal to 100% of the quantity set forth in the applicable Deal Sheet. If Delivery for any Batch is delayed for any reason and as a result thereof, Delivery of such Batch occurs later than the originally scheduled Off-take Month, the parties shall promptly meet to ascertain whether a Replacement Swap should be entered with respect to such Batch.

(c)  Upon the effectiveness of a Deal Sheet as to both Purchaser and Seller, (i) Seller shall sell and cause to be Delivered to Purchaser via an in line transfer at the relevant Delivery Location the identified quantity of Crude Oil, upon the terms and conditions set forth in this Agreement and the applicable Deal Sheet; and (ii) Purchaser shall accept delivery of such Crude Oil via in line transfer at the relevant Delivery Location and shall pay to Seller the Purchase Price for each Batch of Crude Oil Delivered during each Delivery Month (which for the avoidance of doubt, shall include any amounts not Delivered as the result of Transportation Allowances), upon the terms and conditions set forth in this Agreement and the applicable Deal Sheet.

(d)  Seller shall cause to be provided to Purchaser an invoice for the Purchase Price for each Batch of Crude Oil Delivered (including for the avoidance of doubt, any amounts not Delivered as the result of Transportation Allowances) in any Delivery Month no later than the 10th day of the calendar month following such Delivery Month. All payments under this Agreement by Purchaser shall be made by wire transfer in immediately available funds on the relevant Payment Date to:

Bank Name:	BNP Paribas New York
ABA Account:	0260-0768-9
Instructions:	For further credit to the account of Utexam Limited under Account No. 0200-605032-001 74 USD;

or such other account designated by Seller from time to time; provided, however, any change in account shall not be effective until the third (3rd) Business Day following Purchaser’s receipt of Seller’s designation of a new payment account.

(e)  Fall-Back Pricing. In the event (i) NYMEX fails to publish or calculate the futures prices for West Texas Intermediate Crude Oil, (ii) there is a material suspension of trading in futures contracts for West Texas Intermediate Crude Oil or West Texas Intermediate Crude Oil or its futures contracts cease to be traded on the NYMEX, or (iii) there is a material change in the content, composition or constitution or the formula for calculation of prices for West Texas Intermediate Crude Oil or its futures contracts, in each case, for any month during which any Transaction is executory or pending, Seller and Purchaser shall immediately meet and negotiate in good faith to agree on an alternate price (or a method for determining an alternate price). If Seller and Purchaser have not agreed on or before the fifth Business Day following the first pricing date on which any such event in clauses (i) though (iii) occurred or existed, then such price (or the method for determining such price) shall be calculated as set forth in the relevant Supply Contract; and if such price (or such method for determining price is unavailable, then Seller shall determine the price (or the method for determining price) taking into consideration the latest available NYMEX quotations and any other information that in good faith it deems relevant.

(f)  Swaps. For purposes of this Agreement and the calculation of the Swap Settlements, Seller agrees in consultation with Purchaser to execute Swaps relating to one or more Batches (or other quantities) to be Delivered under this Agreement having the following terms: (i) Seller shall be the floating rate payor and shall receive a fixed price, (ii) the notional volume associated with each Swap shall correspond to the number of Barrels to be Delivered, (iii) the floating rate for any calculation period shall always be (unless otherwise agreed in writing by Purchaser) the arithmetic average of the settlement price per Barrel of West Texas Intermediate Light Sweet Crude Oil for each commodity business day in such calculation period on the NYMEX of the futures contract corresponding to the Off-take Month during which delivery of such Batch (or other quantities) is originally scheduled, and (iv) the settlement date for such Swap shall be the 20th day (or the nearest Business Day) of the calendar month following the originally scheduled Off-take Month or, if Delivery is thereafter delayed, the 20th day (or the nearest Business Day) of the calendar month following the amended Off-take Month during which Delivery is then anticipated, as evidenced by the amended Deal Sheet and Replacement Swap, if any, applicable thereto. Each Swap shall comply with the terms and provisions of the Master Agreement.

(g)  Amendments to Deal Sheets. If Delivery for any Batch is expedited or delayed for any reason and as a result thereof, Delivery of such Batch occurs earlier or later than the originally scheduled Off-take Month, the parties shall promptly amend the related Deal Sheet to reflect such change.

Section 2.02  Condition Precedent to Seller’s Obligations

. Each of Purchaser and Guarantor acknowledges that the Crude Oil to be sold by Seller to Purchaser hereunder is to be acquired by Seller from one or more Suppliers pursuant to separately executed Supply Contracts. Each of Purchaser and Guarantor hereby agrees that (a) Seller’s obligations under this Agreement and each Deal Sheet are subject to the condition precedent that Seller has received at the Injection Point the corresponding quantity of Crude Oil from the relevant Supplier under the Supply Contract associated with such Deal Sheet and (b) if Seller becomes entitled to repudiate, terminate or otherwise not perform its obligations under the relevant Supply Contract, or the relevant Supplier repudiates, terminates or for any reason fails to perform its obligations under the relevant Supply Contract, then, to such extent, Seller shall be entitled to withhold its own performance under this Agreement and the relevant Deal Sheet without being deemed in breach of this Agreement or the relevant Deal Sheet and Seller shall have no liability to Purchaser in respect thereof.

Section 2.03  Delivery of Crude Oil
.
(a)  Each of Seller and Purchaser shall take such actions as shall be necessary to properly nominate, schedule and confirm the delivery and receipt of Crude Oil subject to each Transaction at the relevant Delivery Location in each Delivery Month in compliance with applicable rules and regulations of the transporting Pipeline(s). Without limiting the foregoing, and to the extent the Delivery Location for a Transaction is on the Spearhead Pipeline, Seller shall assign to Purchaser, and Purchaser shall assume and accept, Seller's rights in the Crude Oil transportation tariff applicable to the Spearhead Pipeline and the associated portion of the Enbridge Pipeline that is located in the United States, such rights currently derived from CCPS Transportation, LLC’s (“CCPS”) Tariff No. 4 on file with the Federal Energy Regulatory Commission, as supplemented and/or amended from time to time (“Tariff No. 4”). Seller’s assignment and Purchaser's assumption of the foregoing rights shall be limited to the Batches involved in a Transaction and shall be evidenced by certificates acceptable as to form and substance by each of CCPS, Seller and Purchaser.

(b)  Purchaser shall use reasonable commercial efforts to cause the transporting Pipelines to transport each Batch of Seller Crude Oil in accordance with all Governmental Requirements and the Pipelines’ operating rules and regulations for delivery during the applicable Off-take Month. In connection with Crude Oil purchased by Seller under the Supply Contracts for resale to Purchaser in the Transactions, Purchaser shall act as Seller’s representative in making all necessary ministerial arrangements with respect to nominating and scheduling deliveries, managing overall imbalance and cash-out exposure, trade imbalances with other shippers on each Pipeline’s system, and cash-out imbalances with transporters, including, taking actions to avoid or mitigate pipeline and distribution system penalties associated with transportation, distribution and delivery of Seller Crude Oil, including monitoring for system alert or operational notices, communicating with the Pipelines regarding operational matters that may affect imbalances or penalties, and taking actions to comply with or respond to any of the foregoing and handling any issues related thereto, and, in the event transportation of Seller Crude Oil is interrupted or suspended by a transporting Pipeline, assisting in arranging for storage of such Crude Oil on such terms and conditions as Seller deems acceptable (all of the foregoing being referred to as the “Transportation Activities”). Notwithstanding anything to the contrary in Section 2.03, Section 5.02 or Section 5.03, if Purchaser fails to diligently and timely undertake any Transportation Activities described in this Section 2.03(b), then, as its sole and exclusive remedy for such failure, Seller shall have the right to take control of and make (whether directly or through a service provider) any such Transportation Activities, and all direct costs incurred by Seller shall be charged to Purchaser as an additional Carrying Cost. For the avoidance of doubt, nothing in this Section 2.03(b) shall confer to Purchaser the right to enter into or execute any contracts on behalf of Seller.

(c)  Purchaser shall have the obligation to (i) procure that all Seller Crude Oil purchased by Seller for resale to Purchaser is stored or transported in such manner as will ensure that, to the extent consistent with prudent business storage practices in respect of various grades of Crude Oil, that Crude Oil purchased under a Supply Contract is separated physically from, and is not commingled with, any and all other Crude Oil or any other grade (provided, however, Seller acknowledges that Seller Crude Oil will be transported from the Injection Points set forth in the Supply Contracts to the Delivery Locations set forth in the Deal Sheets through the common carrier facilities of the Pipelines and pursuant to such Pipelines’ respective rules, regulations and standard practices affecting the transportation and/or storage of crude oil and other petroleum substances), and (ii) take commercially reasonable steps to assure the proper measurement of Seller Crude Oil, including verification that the quality or grade designated for purchase in a Supply Contract and delivered to a Pipeline is within commercial tolerances for such quality or grade and conforms to the latest American Society for Testing Materials (“ASTM”) or American Society of Mechanical Engineers-American Petroleum Institute (“API”) (Petroleum PD Meter Code) published methods then in effect and applicable to such quality or grade, handling the rejection of non-conforming Crude Oil, and pursing any claims of loss or damage arising therefrom.

(d)  Prior to the delivery of Crude Oil to Purchaser at a Delivery Location in accordance with a Deal Sheet, Purchaser shall not claim or hold itself out as the owner of any Seller Crude Oil and will not create or permit any third party acting by or through Purchaser to create any mortgage, charge, pledge, lien or to otherwise encumber any portion of Seller Crude Oil without Seller’s prior approval in writing. Purchaser shall not deal with or in Seller Crude Oil in any way or otherwise part with possession of Seller Crude Oil without Seller’s prior written consent, except as expressly contemplated hereby, the Deal Sheets and/or the Supply Contracts, and Purchaser shall procure that none of its agents or any operators of any Pipeline do so. If a Pipeline operator shall issue to Purchaser (in its capacity as Seller’s representative with respect to the Transportation Activities) any certificates or documents evidencing ownership of the Seller Crude Oil prior to the Delivery Location, Purchaser agrees that such certificates or documents shall be issued in the name of Seller, or in the name of Purchaser on behalf of Seller, and that each original receipt will be sent as soon as practicable after its issue to Seller.

(e)  To the extent any Pipeline operator or common carrier requires Seller to purchase or otherwise pay for a quantity of Crude Oil to serve as “tank-bottoms” or “retention stock” (collectively, “Retention Stock”), Purchaser agrees to promptly acquire and deliver such quantity of Crude Oil as Retention Stock, or to pay for such Retention Stock at the price invoiced to Seller. Upon termination of this Agreement and upon Purchaser’s payment in full of all amounts due to Seller under this Agreement, Seller shall convey to Purchaser all its right, title and interest in and to such Retention Stock.

Section 2.04  Transportation Fees and Documentation

(a)  In consideration for Seller’s sale of Crude Oil to Purchaser hereunder, Purchaser agrees to pay all tariffs, costs and expenses charged by the Pipelines for the transportation of each Batch of Crude Oil acquired by Seller pursuant to a Deal Sheet from such Crude Oil’s Injection Point to its Delivery Point. Seller shall cause to be provided to Purchaser each month a statement setting forth the transportation-related charges actually incurred by Seller (in its capacity as shipper) together with supporting pipeline invoices, statements and/or delivery schedules. Purchaser shall pay to Seller (or at Seller’s request, the Pipelines) all amounts due pursuant to this Section 2.04 no later than the date payments are due and payable to the relevant Pipelines.

(b)  Purchaser shall be responsible for (i) the preparation of, delivering and retaining copies of, bills of sale, bills of lading, monthly pipeline reconciliation statements (in substantially the form of Exhibit E attached hereto or such other form as is mutually agreeable), quarterly lists of the grades of Crude Oil then approved for transportation by the Pipelines under approved and effective tariffs applicable or available to the Crude Oil, receipts and other instruments transferring title to Crude Oil subject to the Supply Contracts, the Deal Sheets and any transportation or storage agreement or tariff relating to the foregoing, (ii) arranging for the payment prior to becoming delinquent of all undisputed invoices of Suppliers, Pipelines, Pipeline operators and other parties, and amounts payable under transportation or storage agreements, pipeline agreements and other similar agreements, and (iii) handling accounting disputes and reconciliations, and preparing all necessary sales tax documents for filing by Seller as appropriate at the relevant Delivery Location.

(c)  Purchaser shall maintain and make available to Seller any documentation received by Purchaser or in Purchaser’s possession related to the Seller Crude Oil and at any reasonable time, permit any representatives designated by Seller, upon reasonable prior notice, to visit and inspect its records relating to Seller Crude Oil and the contracts and agreements associated therewith, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

Section 2.05  Payment of Transfer Fees

. Purchaser shall be solely responsible for the payment of all in line transfer fees payable to the owner of the Pipeline facilities, if any, in connection with the delivery of the Crude Oil at the relevant Delivery Location, including any such fees accruing to the account of Seller. Seller shall not be responsible for any insurance, storage, transportation or other costs in respect of the period after title to any Crude Oil Delivered hereunder has passed to Purchaser in accordance with Section 2.09 of this Agreement.

Section 2.06  Force Majeure Default Delivery Location

. If as a result of an event of Force Majeure, either (a) Seller is unable, after using all reasonable commercial efforts, to deliver Crude Oil to Purchaser at the relevant Delivery Location or (b) Purchaser is unable, after using all reasonable commercial efforts, to receive Crude Oil from Seller at the relevant Delivery Location, then, to the extent commercially feasible, Seller shall be obligated to deliver and Purchaser shall be obligated to receive, the affected quantities of Crude Oil at a mutually acceptable comparable delivery location with mutually acceptable adjustments for quality, location and associated transportation costs. If the parties are unable to agree on a mutually acceptable comparable delivery location with mutually acceptable adjustments for quality, location and associated transportation costs, then Section 6.01(c) shall apply to the affected quantities.

Section 2.07  Transportation Imbalances

. Seller and Purchaser shall notify the other as promptly as possible of any changes in its rate of delivery or receipt of Crude Oil at the relevant Injection or Delivery Location, as the case may be, and take all reasonable actions necessary to avoid the incurrence of Pipeline penalties and imbalances. In the event a transporting Pipeline determines that a Transportation Imbalance (whether positive or negative) exists with respect to any Seller Crude Oil transported by such Pipeline during the term of this Agreement, and such Pipeline requires Seller (as shipper) to settle such Transportation Imbalance in cash or in kind, Seller shall assign to Purchaser, and Purchaser shall assume and accept, all rights and obligations with respect to such Transportation Imbalance, including the obligation to make payment for (or if settled in kind, make delivery of) any shortage and the right to receive payment for (or accept delivery of) any overage, in each case as established by the invoices, records and statements of the transporting Pipeline.

Section 2.08  Rights and Remedies; Waiver of Certain Damage Claims

. Except as set forth in this Section 2.08, the rights and remedies of the parties set forth in this Agreement and the other Transaction Documents are non-exclusive of the other rights and remedies of the parties existing at law or equity. It is expressly agreed that, notwithstanding any other rights or remedies which a party may have, payments made in accordance with Section 2.07 or Articles V or VI of this Agreement constitute the exclusive and total compensation for damages available to Seller and Purchaser for non-delivery or non-acceptance of Crude Oil. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, NO PARTY SHALL BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL, INDIRECT OR DIRECT (OTHER THAN AS SET FORTH IN THIS SECTION 2.08) OR OTHER DAMAGES, IN TORT, CONTRACT OR OTHERWISE IN RESPECT THEREOF. THE PARTIES ACKNOWLEDGE AND AGREE THAT THE CRUDE OIL SUBJECT OF THIS AGREEMENT IS NOT UNIQUE AND THAT NO CLAIM FOR SPECIFIC PERFORMANCE IS APPROPRIATE OR WILL BE MADE BY ANY PARTY.

Section 2.09  Possession, Title and Risk

. Possession of and title to any quantities of Crude Oil Delivered pursuant to this Agreement and any Deal Sheet shall pass from Seller to Purchaser at the relevant Delivery Location when such Crude Oil is either (a) transferred to or delivered into the facilities of Purchaser’s designee at the Delivery Location for the account of Purchaser and such transfer is recorded by the applicable metering device or (b) the transporting Pipeline issues a custody transfer certificate or similar form or the Pipeline enters a notation in the Pipeline’s electronic records. Until such time, Seller shall be deemed to be in control and possession of, have title to, risk of loss of and be responsible for such Crude Oil and, after such time, Purchaser shall be deemed to be in control and possession of, have title to, risk of loss of and be responsible for such Crude Oil.

Section 2.10  Taxes

(a)  Seller is liable for and shall pay, cause to be paid or reimburse Purchaser if Purchaser shall have paid, all Taxes applicable to the Crude Oil sold hereunder prior to the time title to the Crude Oil has passed to Purchaser, unless allocated to Purchaser as hereinafter provided. Purchaser is liable for and shall pay, cause to be paid or reimburse Seller if Seller shall have paid, all Taxes applicable to the Crude Oil sold hereunder at or after the time title to the Crude Oil has passed to Purchaser. Both parties shall use all their reasonable efforts to administer this Agreement and implement its provisions in accordance with their intent to minimize Taxes. Purchaser represents that it is engaged in the refining of the Crude Oil Delivered under this Agreement and the Deal Sheets and Purchaser is purchasing the Crude Oil for refining, and accordingly Purchaser is entitled to purchase the Crude Oil hereunder free of any Taxes pursuant to an Oklahoma manufacturing exemption. Each party agrees to cooperate with obtaining any exemption from or reduction of Tax upon request by the other party.

(b)  Each of Seller and Purchaser shall be responsible for and discharge all taxes on its net worth or income, whether assessed or collected by any governmental authority of the United States, Canada, the Republic of Ireland or any political subdivision thereof, and shall indemnify and hold the other party harmless from and against any liabilities relating to such taxes.

Section 2.11  Limitations

. PURCHASER ACKNOWLEDGES THAT IT HAS ENTERED INTO THIS AGREEMENT AND IS CONTRACTING FOR THE CRUDE OIL TO BE SUPPLIED BY SELLER BASED SOLELY UPON THE EXPRESS COVENANTS, REPRESENTATIONS AND WARRANTIES HEREIN SET FORTH (INCLUDING Section 3.01(f)) AND, SUBJECT TO SUCH COVENANTS, REPRESENTATIONS AND WARRANTIES (INCLUDING Section 3.01(f)), ACCEPTS SUCH CRUDE OIL “AS IS, WHERE IS” AND “WITH ALL FAULTS.”

Section 2.12  Early Termination of Agreement

. In addition to any rights of Seller or Purchaser to terminate this Agreement under Article V or VI, each such party shall have the right to terminate this Agreement and its obligations hereunder by designating in writing (a “Notice of Early Termination”) to the other party a day (such day being the “Early Termination Date”) on which this Agreement will terminate, provided that no Notice of Early Termination shall affect or impair the obligations of the parties arising prior to the Early Termination Date, including the obligations of Purchaser (a) to receive and pay for Crude Oil acquired by Seller for resale to Purchaser pursuant to a Supply Contract executed prior to the Early Termination Date and (b) to pay any other Unpaid Amounts due under any Transaction Documents. Any Notice of Early Termination shall clearly state that it is a “Notice of Early Termination”, shall specify the Termination Date and shall be received or deemed received as provided in Section 7.01 by the receiving party not less than 30 days prior to the Early Termination Date.

Section 2.13  Purchaser’s Early Purchase Option

. With respect to any Batch of Crude Oil, Purchaser shall have the unilateral right and option at any time prior to delivery of such Crude Oil at the Delivery Location then specified in a Deal Sheet to purchase all of such Batch of Crude Oil by giving written notice to Seller of such election as soon as reasonably possible; provided, however, all early purchases pursuant to this Section 2.13 shall be made at a Delivery Location within the United States unless Seller otherwise agrees. Any such early sale of Crude Oil shall be deemed to be a sale of Crude Oil for purposes of Section 2.01 and Purchaser shall make payment for such Crude Oil in accordance with Section 2.01(d). The Purchase Price for such Batch of Crude Oil shall be determined as of the date of actual purchase, with, for this purpose, any Swaps related to the Batch subject of early purchase being settled by Seller as soon as commercially reasonable following Seller’s receipt of Purchaser’s notice of its election. Purchaser shall be authorized to provide all notices to transporting Pipelines concerning each election and early purchase by Purchaser pursuant to this Section 2.13. Upon the giving of Purchaser’s notice, the affected Deal Sheet shall be deemed to have been amended to conform to the terms of Purchaser’s election.

Section 2.14  Performance of Obligations

. Each party agrees that it will use reasonable care and diligence in its performance of its obligations contained in this Agreement such as it accords to its own business and as otherwise required hereby. Purchaser agrees that in fulfilling its obligations under this Agreement, including its performance of the Transportation Activities, it will not engage any agents or contractors without the prior written consent of Seller and will remain entirely liable for any losses and damages caused to Seller or any third person by the activities of its agents or contractors.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.01  Representations and Warranties of Seller

. Seller represents and warrants to Purchaser as follows (which representations and warranties shall be deemed repeated on each date on which a Deal Sheet is executed by Seller):

(a)  Status and Authority. Seller is a company duly incorporated and validly existing under the laws of the Republic of Ireland and has all necessary power and authority to carry on its business as now being conducted by it. Seller has full corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party and to do all acts and things and execute and deliver all other documents as are required hereunder or thereunder to be done, observed or performed by it in accordance with the terms hereof or thereof.

(b)  Power and Authority. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby are within Seller’s power and authority and have been duly authorized by all necessary corporate action.

(c)  Consents, Approvals, Etc. No authorization, consent or approval of, or other action by, or notice to or filing with, any governmental authority, regulatory body or any other Person is required for the due authorization, execution, delivery or performance by Seller of this Agreement or any Transaction Document to which it is a party, or the consummation of the transactions contemplated hereby and thereby except those approvals which have been obtained, and those notices and filings which have been made.

(d)  Validity of Documents and Enforceability. This Agreement and the Transaction Documents to which Seller is a party are the legal, valid and binding obligations of Seller enforceable against Seller in accordance with their terms, except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

(e)  Compliance with Laws. Neither the execution, delivery and performance by Seller of this Agreement or any Transaction Document to which it is a party, nor the consummation of the transactions contemplated by hereby or thereby (i) does or will violate any provision of any Applicable Instrument of Seller or any Governmental Requirement applicable to Seller or (ii) does or will result in or require the creation or imposition of any Lien on any properties, assets or revenues of Seller. Seller is in compliance in all material respects with the Applicable Instruments of Seller and all Governmental Requirements applicable to Seller.

(f)  Ownership of Crude Oil. The Crude Oil to be delivered by Seller to Purchaser hereunder shall be delivered to Purchaser with good and marketable title thereto, free and clear of all Liens.

(g)  Commercial Purpose. Seller has entered into this Agreement for commercial purposes related to its business and not for speculative purposes. Seller has the capability (either directly or indirectly), and intends, to make delivery of the Crude Oil to be delivered hereunder. Seller is selling the Crude Oil in the ordinary course of its business. Seller is acting as a principal and not as an agent, and understands and acknowledges that Purchaser has been and will be acting only on an arm’s length basis and not as its agent, broker, advisor or fiduciary in any respect (except with respect to Purchaser’s performance of the Transportation Activities); and Seller is relying solely upon its own evaluation of this Agreement and the transactions contemplated hereby (including the present and future results, consequences, risks and benefits thereof, whether financial, accounting, tax, legal or otherwise) and upon advice from its own professional advisors, understands this Agreement and the transactions contemplated hereby and the risks associated therewith, has determined that those risks are appropriate for it, and is willing to assume those risks, and has not relied and will not be relying upon any evaluation or advice (including any recommendation, opinion or representation) from Purchaser or its affiliates or the representatives or advisors of Purchaser or its affiliates.

(h)  Environmental Matters. Seller represents that there are no material Environmental Licenses applicable to Seller’s activities contemplated by this Agreement and that there is no litigation or governmental proceeding pending nor, to its best knowledge, threatened against Seller which, if adversely determined, would have a material and adverse affect on its ability to purchase, own and resell Seller Crude Oil pursuant to this Agreement.

(i)  CFMA. Seller represents that it is an “eligible commercial entity” as defined in Section 1a(11) of the Commodity Exchange Act, and it is an “eligible contract participant” within the meaning of 1a(12) of the Commodity Exchange Act, as amended by the Commodity Futures Modernization Act of 2000.

Section 3.02  Representations and Warranties of Purchaser and Guarantor

. Each of Purchaser and Guarantor represents and warrants to Seller as follows (which representations and warranties shall be deemed repeated on each date on which a Deal Sheet is executed by Purchaser):

(a)  Status and Authority. Each is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation and has all necessary power and authority to carry on its business as now being conducted by it. Each has full corporate power and authority to enter into this Agreement and the Transaction Documents to which it is a party and to do all acts and things and execute and deliver all other documents as are required hereunder or thereunder to be done, observed or performed by it in accordance with the terms hereof or thereof.

(b)  Power and Authority. The execution, delivery and performance by Purchaser and Guarantor of this Agreement and the Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby are within its power and authority and have been duly authorized by all necessary corporate action.

(c)  Consents, Approvals, Etc. No authorization, consent or approval of, or other action by, or notice to or filing with, any governmental authority, regulatory body or any other Person is required for the due authorization, execution, delivery or performance by Purchaser or Guarantor of this Agreement or any Transaction Document to which it is a party, or the consummation of the transactions contemplated hereby and thereby except those approvals which have been obtained, and those notices and filings which have been made, copies of all of which have been delivered to Seller.

(d)  Validity of Documents and Enforceability. This Agreement and the Transaction Documents to which it is a party are its legal, valid and binding obligations enforceable against it in accordance with their terms, except as the enforceability thereof may be limited by the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general principles of equity.

(e)  Compliance with Laws. Neither the execution, delivery and performance by Purchaser or Guarantor of this Agreement or any Transaction Document to which it is a party, nor the consummation of the transactions contemplated by hereby or thereby (i) does or will violate any provision of any Applicable Instrument of Purchaser or Guarantor or any Governmental Requirement applicable to it or (ii) does or will result in or require the creation or imposition of any Lien on any of its properties, assets or revenues. Purchaser and Guarantor are in compliance in all material respects with its Applicable Instruments and all Governmental Requirements applicable to it.

(f)  Investment Company. Purchaser is not an “investment company” subject to regulation under the Investment Company Act of 1940, as amended.

(g)  Commercial Purpose. Purchaser has entered into this Agreement for commercial purposes related to its business in conjunction with its line of business and not for speculative purposes. Purchaser has the capability (either directly or indirectly), and intends, to take delivery of the Crude Oil to be delivered hereunder. Purchaser is acquiring the Crude Oil in the ordinary course of business. Purchaser is acting as a principal and not as an agent, and understands and acknowledges that Seller has been and will be acting only on an arm’s length basis and not as its agent, broker, advisor or fiduciary in any respect; and Purchaser is relying solely upon its own evaluation of this Agreement and the transactions contemplated hereby (including the present and future results, consequences, risks and benefits thereof, whether financial, accounting, tax, legal or otherwise) and upon advice from its own professional advisors, understands this Agreement and the transactions contemplated hereby and the risks associated therewith, has determined that those risks are appropriate for it, and is willing to assume those risks, and has not relied and will not be relying upon any evaluation or advice (including any recommendation, opinion or representation) from Seller or its affiliates or the representatives or advisors of Seller or its affiliates. Notwithstanding the foregoing, Seller and Purchaser acknowledge that Purchaser will act as Seller’s representative in connection with the Transportation Activities described in Section 2.03(b).

(h)  Environmental Matters

. Purchaser will at the appropriate time obtain and thereafter maintain in full force and effect and in good standing all material Environmental Licenses (if any) applicable to its performance of the Transportation Activities and will at all times comply in all material respects with the terms and conditions of such Environmental Licenses. Purchaser has not given, nor is it under a duty to give, nor has it received, any Notice of Environmental Problem and that there is no litigation or governmental proceeding pending nor, to its best knowledge, threatened against Purchaser which, if adversely determined, would have a material and adverse affect on ability to perform the Transportation Activities.

(i)  CFMA. Purchaser represents that it is an “eligible commercial entity” as defined in Section 1a(11) of the Commodity Exchange Act, and it is an “eligible contract participant” within the meaning of 1a(12) of the Commodity Exchange Act, as amended by the Commodity Futures Modernization Act of 2000.

ARTICLE IV
COVENANTS

Section 4.01  Affirmative Covenants of Seller

. Seller covenants and agrees with Purchaser that so long as any obligation of Seller to deliver Crude Oil to Purchaser is outstanding hereunder:

(a)  Compliance with Laws, Etc. Seller will comply with all Governmental Requirements applicable to the performance of Seller’s obligations hereunder, except where noncompliance therewith would not have a material adverse effect on Seller or on the performance of the Transaction Documents. Seller will comply in all material respects with the Applicable Instruments of Seller.

(b)  Maintenance of Concessions, Permits, Leases and Licenses. Seller will maintain in full force and effect and good standing (and renew or extend when appropriate or lawfully permitted) all its rights under any existing or future material permits and transportation concessions, leases or licenses and will observe and perform all conditions or restrictions contained or arising thereunder, except to the extent any such failure to maintain, observe or perform would not have a material adverse effect on Seller or on the performance of the Transaction Documents.

(c)  Notice of Event of Default. Seller shall notify Purchaser of the occurrence of any event which with the passage of time or the giving of notice, or both, would be a Seller’s Event of Default promptly after becoming aware of the same.

(d)  Qualification. Seller will be duly qualified to do business as a foreign entity and will be in good standing under the laws of all jurisdictions in which the failure to be so qualified could have a material adverse effect on Seller.

(e)  Environmental. Seller will comply with Section 4.03(g).

Section 4.02  Negative Covenants of Seller

. Seller covenants and agrees with Purchaser that so long as any obligation of Seller to deliver Crude Oil or to make any payment is outstanding hereunder, Seller will not at any time create, assume, incur or suffer to exist any Lien, other than Permitted Liens, on any Crude Oil subject to this Agreement or any Deal Sheet. Unless a Purchaser’s Event of Default has then occurred and is continuing, Seller agrees it will not (a) sell or transfer to any Person other than Purchaser or otherwise dispose of any Crude Oil acquired by Seller pursuant to this Agreement and/or any Deal Sheet or (b) amend the Master Agreement or the Credit Agreement without Purchaser’s prior written consent.

Section 4.03  Affirmative Covenants of Purchaser and Guarantor

. Each of Purchaser and Guarantor covenants and agrees with Seller that so long as any obligation of Purchaser is outstanding hereunder:

(a)  Compliance with Laws, Etc. Each will comply with all Governmental Requirements applicable to the performance of its obligations hereunder, except where noncompliance therewith would not have a material adverse effect on Purchaser or Guarantor or on their respective performance of the Transaction Documents. Each will comply in all material respects with its Applicable Instruments. Purchaser agrees to assist Seller in obtaining and maintaining in full force and effect and good standing (and renew or extend when appropriate or lawfully permitted) all permits, qualifications, licenses, authorities, consents, approvals, clearances or concessions deemed by Seller to be necessary or appropriate, in connection with Seller’s purchase, transportation and/or resale of Crude Oil purchased under this Agreement and Seller’s performance of its obligations under the Supply Contracts, this Agreement, the Deal Sheets, related transportation agreements or tariffs and the transactions contemplated hereby and thereby.

(b)  Maintenance of Concessions, Permits, Leases and Licenses. Purchaser will maintain in full force and effect and good standing (and renew or extend when appropriate or lawfully permitted) all of its rights under any existing or future material permits and transportation concessions, leases or licenses and will observe and perform all conditions or restrictions contained or arising thereunder, except to the extent any such failure to maintain, observe or perform would not have a material adverse effect on Purchaser or on its performance of the Transaction Documents. Purchaser will be responsible for obtaining and maintaining in full force and effect and in good standing all Environmental Licenses (if any) required to be obtained with respect to the ownership or transportation of Crude Oil to be purchased and sold pursuant to this Agreement.

(c)  Notice of Event of Default. Purchaser shall notify Seller of the occurrence of any event which with the passage of time or the giving of notice, or both, would be a Purchaser’s Event of Default promptly after becoming aware of the same.

(d)  Qualification. Purchaser will be duly qualified to do business as a foreign entity and will be in good standing under the laws of all jurisdictions in which the failure to be so qualified could have a material adverse effect on Purchaser.

(e)  Tax Indemnity. Any and all payments under this Agreement or under any Deal Sheet shall be made free and clear of and without deduction for any and all present or future Taxes. If Purchaser shall be required by law to deduct any Taxes from or in respect of any sum payable or any implied interest hereunder to Seller (i) the sum payable shall be increased by the amount necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 4.03(e)), Seller shall receive an amount of cash equal to the sum it would have received had no such deductions been made, (ii) Purchaser shall make such deductions and (iii) Purchaser shall pay the full amount deducted to the relevant taxing authority or other governmental authority in accordance with applicable law. Purchaser shall confirm that all applicable Taxes, if any, imposed on it by virtue of the transactions under this Agreement, have been properly and legally paid by it to the appropriate taxing authorities by sending to Seller either (A) official tax receipts or notarized copies of such receipts to Purchaser within 15 days after payment of any applicable Tax or (B) a certificate executed by an authorized officer of Purchaser confirming that such Taxes have been paid, together with evidence of such payment. To the fullest extent permitted by applicable law, Purchaser will indemnify Seller for the full amount of Taxes, including, but not limited to, any Taxes imposed by any jurisdiction on amounts payable under this Section 4.03(e), paid by Seller pursuant to this Section 4.03(e) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. Any payment pursuant to such indemnification shall be made within 30 days after the date Seller makes written demand therefor.

(f)  Financial Statements.

(i)  As soon as available, but in any event in accordance with then applicable law and not later than 90 days after the end of each fiscal year of Guarantor, Guarantor shall deliver to Seller its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Guarantor and its consolidated on a consolidated basis in accordance with GAAP consistently applied.

(ii)  As soon as available, but in any event in accordance with then applicable law and not later than 45 days after the end of each of the first three fiscal quarters of each fiscal year of Guarantor, Guarantor shall deliver to Seller its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its chief financial officer as presenting fairly in all material respects the financial condition and results of operations of Guarantor and its consolidated subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(g)  Compliance with Environmental Laws. Purchaser and Seller shall use reasonable commercial efforts to cause each Pipeline (and each operator thereof) to comply continuously during the term of this Agreement with the following, insofar as they relate to the Crude Oil and/or the activities or transactions contemplated by this Agreement, the Deal Sheets and/or the Supply Contracts:

(i)  Environmental Laws relating inter alia to (A) releases, discharges, emissions, or disposals of Hazardous Substances to air, overlaying land and soil, watercourses (such as streams, rivers and lakes), ground water (i.e. percolating water) or surface waters (including rainfall and seepage); (B) the use, handling, disposal, treatment, storage or management of Hazardous Substances; (C) the exposure of Persons to Hazardous Substances; and (D) the transportation, storage, disposal, management, or release of Hazardous Substances, and any regulation, order, injunction, judgment, declaration, notice, or demand issued thereunder; and

(ii)  laws relating inter alia to any substantial and unreasonable interference with (A) any private individual’s use or enjoyment of property or (B) the health, safety or property rights of the community;

(h)  Notices of Environmental Problems. In the event Purchaser receives or obtains knowledge of a Notice of Environmental Problem, Purchaser shall promptly (but no later than 3 Business Days from receipt or submission of such notice) provide a copy to Seller of such notice and, if requested, shall provide Seller with a written report (including an assessment and environmental audit) relating to any properties affected thereby. Purchaser agrees that as between Seller and Purchaser, Purchaser will be solely liable in the event of losses or damages (including any losses or damages resulting from a violation of any Environmental Law or any release or threatened release of Hazardous Substances) to any Person or any Property caused by Crude Oil purchased by Seller pursuant to a Supply Contract for resale to Purchaser.

(i)  Transportation Statements and Pipeline Information. Purchaser shall:

(i)  as soon as practicable and in any event no later than the fourth (4th) Business Day after Purchaser’s receipt of the transporting Pipeline’s end of month transportation statement, prepare and deliver to Seller a monthly pipeline reconciliation statement, substantially in the form of Exhibit E hereto, summarizing for the prior calendar month and each subsequent month then scheduled as an Off-take Month, all purchases of Crude Oil by Seller (and specifying quality, quantity and price for each purchase transaction), all actual deliveries and scheduled deliveries to Seller, Injection Point(s) for each such quantity, all quantities then in transit or storage, all quantities delivered and sold on behalf of Seller at the Delivery Locations (and specifying quality, quantity and price for each sale transaction) and such other information related to any of the foregoing as Seller may reasonably request;

(ii)  at least once per calendar quarter or upon the request of Seller, a list of the grades of crude oil then approved for transportation by the Pipelines under approved and effective tariffs applicable or available to the Crude Oil; or if one of the grades specified in the definition of “Crude Oil” ceases to be a grade approved for transportation, prompt notice of such status;

(iii)  unless continuously available by electronic means or on a website to which Seller has been granted access, a nomination schedule for transporting Crude Oil and any information received from the Pipeline operator related thereto, such information to be furnished to Seller promptly upon becoming available from a Pipeline operator and in any event not less frequently than once per calendar quarter;

(iv)  promptly upon becoming aware of any change to a previously published nomination schedule which change affects any Crude Oil, prompt notice of such change;

(v)  promptly upon becoming aware of any “apportionment” by a common carrier or Pipeline operator, but in any event within five (5) Business Days of such event, notice of such apportionment; and

(vi)  use commercially reasonable efforts, consistent with those of a reasonably prudent shipper, to gain access to each Pipeline’s relevant notification systems and monitor the injection, scheduling and flow of all Barrels of Crude Oil to their intended destination in each transporting Pipeline; promptly deliver such information to Seller at reasonable intervals or more frequently if requested of Seller; and assist Seller to gain such access to such notification systems.

ARTICLE V
EVENTS OF DEFAULT AND EARLY TERMINATION

Section 5.01  Seller’s Events of Default

. Each of the following events shall constitute a “Seller’s Event of Default” under this Agreement:

(a)  Seller shall fail to deliver the required quantities of Crude Oil to any Delivery Location (or any alternate Delivery Location) in accordance with the terms of this Agreement and the relevant Deal Sheet; or

(b)  Seller shall fail to perform or observe any material term, covenant or agreement contained herein or in any Transaction Document to which it is a party on its part to be performed or observed and such failure shall remain unremedied for twenty-five (25) days after notice thereof to Seller by Purchaser; or

(c)  any representation or warranty made by Seller in this Agreement or any Transaction Document shall prove to have been incorrect in any material respect when made or when deemed made.

Section 5.02  Purchaser’s Events of Default

. Each of the following events shall constitute a “Purchaser’s Event of Default” under this Agreement:

(a)  Purchaser shall fail to accept the required quantities of Crude Oil at any Delivery Location (or any alternate Delivery Location) in accordance with the terms of this Agreement and the relevant Deal Sheet; or

(b)  Purchaser or Guarantor shall fail to pay the Purchase Price due on any Payment Date or any amounts due under this Agreement or any other Transaction Document and such failure is not remedied within the grace period set forth in the applicable agreement or, if no grace period is specified, within three (3) Business Days after the Business Day on which such payment is due; or

(c)  Purchaser or Guarantor shall fail to perform or observe any material term, covenant or agreement contained herein or in any Transaction Document to which it is a party on its part to be performed or observed (other than the failure to perform obligations related to Transportation Activities or any term, covenant or agreement whose breach or default in performance is specifically dealt with elsewhere in this Section 5.02) and such failure shall remain unremedied for twenty-five (25) days after notice thereof to Purchaser and Guarantor by Seller; or

(d)  any representation or warranty made by Purchaser or Guarantor in this Agreement or any Transaction Document shall prove to have been incorrect in any material respect when made or when deemed made;

(e)  to the extent permitted by applicable law, an “Event of Default” under Second Amended and Restated Revolving Credit Agreement dated November 22, 2004, by and among Purchaser, as borrower, the Guarantor and the lenders named therein shall occur and be continuing; or

(f)  any event or circumstance shall occur and be continuing which could reasonably be expected to have a material and adverse effect on the financial condition or the ability of Guarantor and Purchaser to perform its obligations under this Agreement and the other Transaction Documents.

Section 5.03  Default Rights; Early Termination

. At any time while an Event of Default is continuing, the non-defaulting party may provide a written notice to the defaulting party specifying the relevant Event of Default, and either demand adequate assurances under Article 2-609 of the Uniform Commercial Code (and pending the delivery of such adequate assurances, suspend its own performance, unless such performance is the payment of money) or designate a Business Day not earlier than the fifth (5th) Business Day following the defaulting party’s receipt of such notice (as provided in Section 7.01) as a default termination date (“Default Termination Date”). To the extent an Event of Default is established to exist and has not been resolved to the non-defaulting party’s satisfaction, then upon the occurrence of a Default Termination Date, the obligations of the parties to make or receive any further deliveries of Crude Oil under this Agreement (except the obligations of Purchaser to receive and pay for Crude Oil acquired by Seller pursuant to a Supply Contract entered into prior to the Default Termination Date) shall terminate and without limiting the non-defaulting party’s other remedies, the non-defaulting party shall have the right to decline to enter into any additional Transactions.

Section 5.04  Failure to Make or Accept Delivery.

(a)  If other than as a result of an event of Force Majeure, Purchaser defaults in its obligation to accept delivery at the applicable Delivery Location of all or any part of the quantities of Crude Oil scheduled to be Delivered by Seller, then Seller shall sell the quantity of Crude Oil not accepted by Purchaser and Purchaser shall pay to Seller, as liquidated damages, an amount equal to the difference between (i) the Purchase Price applicable to the quantity of such Crude Oil, less (ii) the Replacement Value of such quantity; provided, however, if the Replacement Value exceeds the Purchase Price, then Seller shall pay such difference to Purchaser. Such payment shall be due on the date that Seller presents to Purchaser a certificate reflecting the amount due. Seller agrees to use all reasonable commercial efforts to maximize the Replacement Value and Seller shall prepare and deliver to Purchaser, within five (5) Business Days after the end of the applicable Off-take Month, a certificate setting out the calculation of the Replacement Value accompanied by reasonably available back-up documentation therefor. Any such certificate shall, absent manifest error, be conclusive evidence of the amount due in respect of the Replacement Value.

(b)  If other than as a result of an event of Force Majeure or a failure by a Supplier to deliver as provided in Section 2.02, Seller defaults in its obligation to deliver the required quantities of Crude Oil to Purchaser at the applicable Delivery Location, then Purchaser may purchase through ordinary commercial channels a quantity of Crude Oil equal to the quantity of Crude Oil not Delivered by Seller and Seller shall pay to Purchaser, as liquidated damages, an amount equal to the difference between (i) the Replacement Value of such quantity of Crude Oil, less (ii) the Purchase Price applicable to such quantity. Such payment shall be due on the date Purchaser presents to Seller a certificate reflecting the amount due. Purchaser agrees to use all reasonable commercial efforts to minimize the Replacement Value and Purchaser shall prepare and deliver to Seller, within five (5) Business Days after the end of the applicable Off-take Month, a certificate setting out the calculation of the Replacement Value accompanied by reasonably available back-up documentation therefor. Any such certificate shall, absent manifest error, be conclusive evidence of the amount due in respect of the Replacement Value.

ARTICLE VI
TERMINATION RIGHTS RESULTING FROM FORCE MAJEURE

Section 6.01  Termination Rights After Force Majeure.

(a)  Each party shall notify the other as soon as possible of any anticipated inability to perform all or any portion of its obligations hereunder as the result of an event of Force Majeure. Such notice shall specify the event constituting a Force Majeure and the anticipated duration of such party’s inability to perform as a result thereof.

(b)  If an event of Force Majeure has occurred and is continuing, the obligations of the party affected by such event of Force Majeure shall be suspended during the duration of such event, provided the forgoing shall not affect the obligations of a party which may have accrued prior to the occurrence of such event or which are unaffected by such event, including without limitation, the obligation of Purchaser to pay for Crude Oil delivered to it. Each party agrees to take all reasonable commercial steps to avoid or mitigate the consequences of an event of Force Majeure and to bring it to an end as soon as is reasonably possible.

(c)  During the continuation of any Force Majeure, to the extent the parties cannot reach an agreement under Section 2.06, Purchaser shall have the exclusive right (unless a Purchaser’s Event of Default has then occurred and is continuing), and hereby agrees (unless a Purchaser’s Event of Default has then occurred and is continuing and the Seller has given written notice to Purchaser that Seller intends to market), to either (i) take all commercially reasonably efforts to promptly market and dispose of to one or more third persons, or (ii) purchase, all Crude Oil the transportation, delivery and/or receipt of which is then suspended as the result of such Force Majeure. Any such sale or other disposition to a third person or purchase by Purchaser shall be treated as an early purchase under Section 2.13, settled in the manner set forth in such section, and Purchaser shall pay the Purchase Price for such affected quantities as contemplated in such section.

(d)  If any one or more events of Force Majeure occur and continue for a consecutive period of longer than ninety (90) days, then either party may designate a force majeure termination date (“Force Majeure Termination Date”) upon not less than two (2) and not more than ten (10) Business Days’ notice to the other party. Upon the Force Majeure Termination Date, the parties’ obligations hereunder shall terminate, except for the obligation of Purchaser to pay any Unpaid Amounts.

ARTICLE VII
MISCELLANEOUS

Section 7.01  Notice

. Any demand, notice or communication to be made or given hereunder shall be in writing and may be made or given by personal delivery or by transmittal by telecopy or other mutually acceptable electronic means of communication addressed to the respective party as follows:

To Seller:

Utexam Limited
5 George’s Dock
IFSC
Dublin 1, Ireland
Attention: Mr. Clive Christie
Telephone No.: +353.1.612.50.00
Telecopier No.: +353.1.612.51.05

with a copy to:

BNP Paribas
787 Seventh Avenue
New York, NY 10019
Attention: Keith Cox
Telecopier No.: 212.841.2536
Telephone No.: 212.841.2575

To Purchaser:

Frontier Oil and Refining Company
4610 S. Ulster Street, Suite 200
Denver, Colorado 80237
Attention: Mr. Joey W. Purdy
Telephone No.: 303.714.0125
Telecopier No.: 303.714.1030

with copy to:

Frontier Oil Corporation
10000 Memorial Drive, Suite 600
Houston, Texas 77024-0616
Attention: Mr. Doug Aron, Vice President—Corporate Finance
Telephone No.: 713.688.9600
Telecopier No.: 713.688.0616

or to such other address or telecopy number as any party may from time to time notify the other in accordance with this Section 7.01. Any demand, notice or communication made or given by personal delivery shall be conclusively deemed to have been given on the day of actual delivery thereof, or, if made or given by telecopy or any other mutually acceptable electronic means of communication, on the date of such transmittal or if such date is not a Business Day, on the first Business Day following the transmittal thereof.

Contacts designed for approval of a Transaction and execution of Deal Sheets are Mr. Clive Christie in Dublin and any other Person(s) designated in writing by Seller, with copies to BNP Paribas, attention Mr. Keith Cox and any other Persons designated in writing by Seller.

Section 7.02  Interest on Overdue Amounts

. If any monetary amounts payable under this Agreement are not paid when due, then such overdue amount shall bear interest for each day until paid in full, payable on demand, both before and after judgment or petition for bankruptcy, the Default Termination Date and the Force Majeure Termination Date, at the U.S. Base Rate plus two percent per annum on the basis of the actual number of days elapsed and on the basis of a year of 360 days, as the case may be. Such interest shall be determined daily and compounded monthly in arrears on the last day of each calendar month.

Section 7.03  Governing Law; Waiver of Jury Trial

(a)  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND APPLICABLE FEDERAL LAWS OF THE UNITED STATES OF AMERICA.

(b)  ANY PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS WITH RESPECT TO ANY PROCEEDING (WHETHER OR NOT IN NEW YORK), BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PERSON, AT ITS RESPECTIVE ADDRESS, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING.

(c)  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS OR ANY OTHER TRANSACTION DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN SECTION 7.03(b) HEREOF AND HEREBY FURTHER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(d)  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ALL RIGHT TO TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF OR RELATING DIRECTLY OR INDIRECTLY TO ANY OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS PARAGRAPH.

Section 7.04  Severability

. In the event that one or more of the provisions contained in this Agreement shall be judicially determined to be invalid, illegal or unenforceable in any respect under any applicable law the validity, legality or enforceability of the remaining provisions hereof shall not be affected or impaired thereby and the parties agree to negotiate in good faith to agree on a provision which is enforceable and which preserves the economic bargain of the parties to the greatest extent possible. Each of the Sections of this Agreement is hereby declared to be separate and distinct.

Section 7.05  Place of Payment; Currency

. Unless otherwise stated, all payments herein or in any Transaction Document shall be made at the offices of Seller in New York City, New York. Unless otherwise stated, all amounts expressed herein in terms of money refer to the United States Dollar and all payments to be made and prices mentioned hereunder shall be made in United States Dollars. Seller shall be entitled to set-off amounts it owes hereunder against amounts owed to it or any of its affiliates by Purchaser or Guarantor or any of their affiliates.

Section 7.06  No Agency; No Joint Venture

. Purchaser acknowledges and confirms that all purchases of Crude Oil made by it hereunder are being made by it as a principal and that it is not acting as agent for any other Person in connection with purchases of Crude Oil hereunder. Purchaser acknowledges and agrees that Seller is not acting as an agent of Purchaser under any Supply Contract and no joint venture, partnership or similar enterprise is intended or exists as a result of the transactions contemplated by this Agreement or any Deal Sheet. There are no third party beneficiaries.

Section 7.07  Benefit of the Agreement

. This Agreement shall inure to the benefit of and be binding upon Seller, Purchaser and Guarantor and their respective permitted successors and assigns.

Section 7.08  Assignment and Transfer

. Except as provided in this Section 7.08, neither party may assign any rights or delegate any obligations hereunder without the prior written consent of the other party. Seller may grant a security interest and collaterally assign all of its right title and interest in and to this Agreement and any other Transaction Document to one or more banks or other financial institutions providing financing to it.

Section 7.09  Entire Agreement

. This Agreement and the other Transaction Documents constitute the entire agreement between the parties hereto and supersedes any prior agreement, undertaking, declarations, commitments or representations, written or oral, in respect thereof. There are no unwritten oral agreements among the parties.

Section 7.10  Amendments

. This Agreement may not be modified or amended except by an instrument in writing signed by Purchaser, Seller and Guarantor or by their respective successors or permitted assigns.

Section 7.11  No Waivers, Remedies

. No failure to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law except as otherwise expressly provided herein.

Section 7.12  Time of the Essence

. Time shall be of the essence of this Agreement.

Section 7.13  Counterparts

. This Agreement may be executed in counterparts, each of which so executed shall be deemed to be an original and such counterparts together shall constitute one and the same instrument.

Section 7.14  Intent

. It is the express intent of the parties that this Agreement and each Transaction pursuant to this Agreement to be construed as a contract of purchase and sale of Crude Oil between Seller, as seller, and Purchaser, as buyer. Further, it is not the intention of the parties that this Agreement or any Transaction be deemed a financing or a grant of a charge, lien or security interest in Crude Oil or any other rights of Purchaser under this Agreement or any Transaction Document to secure a debt or other obligation of either Purchaser or Guarantor.

The parties further intend that this Agreement shall constitute a “forward contract” and Seller and Purchaser are “forward contract merchants” within the meaning of Section 556 of the United States Bankruptcy Code of 1978, as amended from time to time.

Section 7.15  Disclosure of Information

. In the event that any party provides any other party with written confidential information belonging to such disclosing party or its affiliates which has been denominated in writing as “confidential”, the non-disclosing party agrees to thereafter maintain such information in confidence in accordance with the standards of care and diligence that each utilizes in maintaining its own confidential information. This obligation of confidence shall not apply to such portions of the information which (a) are in the public domain, (b) hereafter become part of the public domain without such party breaching its obligation of confidence hereunder, (c) are previously known by such party from some source other than the disclosing party, (d) are hereafter developed by such party without using the disclosing party’s information, (e) are hereafter obtained by or available to such party from a third party who owes no obligation of confidence to the disclosing party with respect to such information or through any other means other than through disclosure by the disclosing party, (f) are disclosed with the disclosing party’s consent, (g) must be disclosed either pursuant to any Governmental Requirement or to Persons regulating the activities of the non-disclosing party, or (h) as may be required by law or regulation or order of any governmental authority in any judicial, arbitration or governmental proceeding; provided, however, that any party required pursuant to clauses (g) or (h) above to disclose shall, as soon as practicable, give prior written notice to the other party that such disclosure is required and shall consult with such party on whether to so disclose, and if so, what action should be taken, if any, to resist such requirement. Further, any party may disclose any such information to its affiliates, any consultants, any independent certified public accountants, any legal counsel employed by it in connection with this Agreement or any Transaction Document, including without limitation, for the purpose of investigating and appraising the business, financial condition, creditworthiness, status and affairs of the other party or the enforcement or exercise of all rights and remedies thereunder; provided, however, that it imposes on such Person to whom such information is disclosed the same obligation to maintain the confidentiality of such information as is imposed upon it hereunder. In addition, in connection with any assignment or participation pursuant to Section 7.08, Seller may disclose to its lenders or any assignee or participant or proposed assignee or participant any such information; provided that prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to comply with this Section. In addition, Seller may disclose any such information to the Swap Provider. Notwithstanding anything to the contrary provided herein, this obligation of confidence shall cease three (3) years from the date the information was furnished, unless the disclosing party requests in writing at least 30 days prior to the expiration of such three year period, that the non-disclosing party maintain the confidentiality of such information for an additional three year period. Each party waives any and all other rights it may have to confidentiality as against the other arising by contract, agreement, statute or law except as expressly stated in this Section.

Section 7.16  Stamp and Documentary Taxes

. To the fullest extent permitted by applicable law, Purchaser agrees to pay, and shall indemnify Seller for any and all liabilities incurred by it in connection with, any present or future stamp or documentary taxes or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Transaction Document.

Section 7.17  Further Assurances

. The parties hereto agree to take all such further actions and to execute, acknowledge and deliver all such further documents that are necessary or useful to carry out the purposes of this Agreement, as may be reasonably requested by either party.

Section 7.18  Successors and Assigns

. All references to Seller, Purchaser and Guarantor herein shall mean Seller, Purchaser and Guarantor and their respective successors and assigns as permitted under this Agreement.

Section 7.19  Survival

. Notwithstanding anything to the contrary contained herein, the obligations to make payment hereunder, and the obligation of either party to indemnify the other, pursuant hereto shall survive the termination of this Agreement.

Section 7.20  INDEMNITY

. (a) PURCHASER SHALL INDEMNIFY SELLER AND EACH RELATED PARTY OF SELLER (EACH SUCH PERSON BEING CALLED AN “INDEMNITEE”) AGAINST, AND HOLD EACH INDEMNITEE HARMLESS FROM, ANY AND ALL LOSSES, CLAIMS, DAMAGES, LIABILITIES AND RELATED EXPENSES, INCLUDING THE FEES, CHARGES AND DISBURSEMENTS OF ANY COUNSEL FOR ANY INDEMNITEE, INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE ARISING OUT OF, IN CONNECTION WITH, OR AS A RESULT OF (i) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS HEREUNDER, (ii) THE FAILURE OF PURCHASER TO COMPLY WITH THE TERMS OF ANY TRANSACTION DOCUMENT, INCLUDING THIS AGREEMENT, OR WITH ANY GOVERNMENTAL REQUIREMENT, (iii) ANY INACCURACY OF ANY REPRESENTATION OR ANY BREACH OF ANY WARRANTY OR COVENANT OF PURCHASER SET FORTH HEREIN OR IN ANY OF THE TRANSACTION DOCUMENTS OR ANY INSTRUMENTS, DOCUMENTS OR CERTIFICATIONS DELIVERED IN CONNECTION THEREWITH, (iv) ANY BREACH OR NON-COMPLIANCE BY PURCHASER OF THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS, INCLUDING WITHOUT LIMITATION ANY DAMAGES SUFFERED BY THE SELLER UNDER THIS AGREEMENT AS THE RESULT OF A BREACH OF THIS AGREEMENT BY PURCHASER OR ANY COSTS ASSOCIATED WITH FINDING AN ALTERNATE PROVIDER TO PERFORM THE TRANSPORTATION ACTIVITIES RELATED TO ANY CRUDE OIL IN TRANSIT AFTER THE OCCURRENCE AN EVENT OF DEFAULT AND THE TERMINATION OF THIS AGREEMENT UNDER SECTION 5.01, (v) THE OPERATIONS OF THE BUSINESS OF PURCHASER AND ITS AFFILIATES, (vi) ANY ASSERTION THAT SELLER WAS NOT ENTITLED TO RECEIVE ANY SELLER CRUDE OIL OR THE PROCEEDS OF THE SALE OF ANY SELLER CRUDE OIL, OR ANY SUITS, ACTIONS, DEBTS, ACCOUNTS, DAMAGES, COSTS, LOSSES AND EXPENSES ARISING FROM OR OUT OF ADVERSE CLAIMS OF ANY AND ALL PERSONS IN RESPECT OF ROYALTIES, TAXES, LICENSE FEES OR CHARGES THEREON WHICH ARE APPLICABLE BEFORE THE TITLE TO ANY CRUDE OIL PASSES TO SELLER OR WHICH MAY BE LEVIED AND ASSESSED UPON SELLER, (vii) ANY ENVIRONMENTAL LAW APPLICABLE TO PURCHASER OR ANY OF ITS AFFILIATES OR ANY OF THEIR PROPERTIES, INCLUDING WITHOUT LIMITATION, LAWS RELATING TO THE PRESENCE, GENERATION, STORAGE, RELEASE, THREATENED RELEASE, USE, TRANSPORT, DISPOSAL, ARRANGEMENT OF DISPOSAL OR TREATMENT OF OIL, OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES ON ANY PROPERTY, (viii) THE BREACH OR NON-COMPLIANCE BY PURCHASER OR ANY OF ITS AFFILIATES WITH ANY ENVIRONMENTAL LAW APPLICABLE TO PURCHASER OR ANY OF ITS AFFILIATES, (ix) OWNERSHIP BY SELLER OR PURCHASER OR ITS AFFILIATES OF ANY SELLER CRUDE OIL OR THE INJECTION, TRANSPORTATION, STORAGE, HANDLING, PURCHASE, SALE, DELIVERY OR RECEIPT OF ANY SELLER CRUDE OIL, (x) THE PRESENCE, USE, RELEASE, STORAGE, TREATMENT, DISPOSAL, GENERATION, THREATENED RELEASE, TRANSPORT, ARRANGEMENT FOR TRANSPORT OR ARRANGEMENT FOR DISPOSAL OF ANY SELLER CRUDE OIL AND ANY ASSOCIATED OIL AND GAS WASTES, SOLID WASTES OR HAZARDOUS SUBSTANCES, (xi) ANY ENVIRONMENTAL LIABILITY RELATED IN ANY WAY TO SELLER, PURCHASER OR ANY OF THEIR RESPECTIVE AFFILIATES ARISING OUT OF ANY TRANSACTION DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY, (xii) ANY OTHER ENVIRONMENTAL, HEALTH OR SAFETY CONDITION ARISING IN CONNECTION WITH THE ACTIVITIES CONTEMPLATED BY THE TRANSACTION DOCUMENTS, (xiii) ANY DAMAGES CAUSED DIRECTLY OR INDIRECTLY BY SELLER CRUDE OIL TO ANY THIRD PARTY AND ANY DAMAGE TO CRUDE OIL, (xiv) ANY UNRECOVERABLE CHARGES, LOSSES, DAMAGES OR INDEMNITIES PAID BY SELLER TO ITS LENDERS UNDER THE CREDIT FACILITY PURSUANT TO WHICH SELLER OBTAINS FUNDS TO ACQUIRE THE SELLER CRUDE OIL (EXCLUDING INTEREST BUT INCLUDING ADDITIONAL AMOUNTS DUE AS THE RESULT OF THE UNAVAILABILITY OF LIBOR), OR (xv) ANY ACTUAL OR PROSPECTIVE CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATING TO ANY OF THE FOREGOING, WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY AND REGARDLESS OF WHETHER ANY INDEMNITEE IS A PARTY THERETO, AND SUCH INDEMNITY SHALL EXTEND TO EACH INDEMNITEE NOTWITHSTANDING THE SOLE OR CONCURRENT NEGLIGENCE OF EVERY KIND OR CHARACTER WHATSOEVER, WHETHER ACTIVE OR PASSIVE, WHETHER AN AFFIRMATIVE ACT OR AN OMISSION, INCLUDING WITHOUT LIMITATION, ALL TYPES OF NEGLIGENT CONDUCT IDENTIFIED IN THE RESTATEMENT (SECOND) OF TORTS OF ONE OR MORE OF THE INDEMNITEES OR BY REASON OF STRICT LIABILITY IMPOSED WITHOUT FAULT ON ANY ONE OR MORE OF THE INDEMNITEES; PROVIDED, HOWEVER, THAT (A) THE FOREGOING INDEMNITY SHALL NOT, AS TO ANY INDEMNITEE, BE AVAILABLE TO THE EXTENT THAT SUCH LOSSES, CLAIMS, DAMAGES, LIABILITIES OR RELATED EXPENSES ARE DETERMINED BY A COURT OF COMPETENT JURISDICTION BY FINAL AND NONAPPEALABLE JUDGMENT TO HAVE RESULTED FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH INDEMNITEE AND (B) PURCHASER SHALL BE SUBROGATED TO EACH INDEMNITEE’S RIGHTS (INCLUDING RIGHTS UNDER CONTRACTS WITH THIRD PARTIES) CONCERNING ANY INDEMNIFIED CLAIM HEREUNDER.

(b)  To the extent permitted by applicable law, Purchaser and Guarantor shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Transaction Document or any agreement or instrument contemplated hereby or thereby or the Transactions.

(c)  The obligations of Purchaser in this Article VI shall survive termination of this Agreement.

(d)  All amounts due under this Section 7.20 shall be payable on demand.

Section 7.21  Expenses

. Purchaser shall pay all reasonable expenses (inclusive of allocated costs for in-house legal services and sales taxes) incurred by Seller, including the fees, charges and disbursements of any counsel for Seller, in connection with the enforcement or protection of its rights in connection with this Agreement or any other Transaction Document, including its rights under Section 7.20. All amounts due under this Section 7.21 shall be payable on demand.

Section 7.22  Consent to Recording

. Each party (i) consents to the recording of telephone conversations of trading and marketing personnel of the parties in connection with this Agreement, any Supply Contracts and any Transactions hereunder and to the submission of such recordings in evidence in any proceedings and (ii) agrees to obtain any necessary consent of, and give notice of such recording to, such personnel.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

UTEXAM LIMITED

By:
Name:
Title:

By:
Name:
Title:

FRONTIER OIL AND REFINING COMPANY,
as Purchaser

By:
Michael C. Jennings
Executive Vice President - Chief Financial
Officer

FRONTIER OIL CORPORATION, as Guarantor

By:
Doug S. Aron
Vice President - Corporate Finance

Signature Page to
Master Crude Oil Purchase and Sale Contract

ANNEX 1

To Master Crude Oil Purchase and Sale Contract

Conditions Precedent

1.	Execution of the Guaranty Agreement by Guarantor.

2.	Payment to BNP Paribas of all fees described in that certain letter agreement dated November 22, 2005, by and between BNP Paribas and Frontier Oil Corporation, as amended and assigned to date.

3.	An opinion or opinions of counsel to Seller in form and substance acceptable to Purchaser.

4.	An opinion or opinions of counsel to Purchaser and Guarantor in form and substance acceptable to Seller.

5.
A certificate of the secretary or the assistant secretary of each party setting forth (i) the consent action(s) of its governing body to execute and deliver the Agreement and the Transaction Documents to which it is a party and to enter into the transactions contemplated in those documents and authorizing its representatives to sign this Agreement and Transaction Documents and any other documentation necessary to implement the transactions contemplated in those documents and (ii) specimen signatures of the authorized officers. A party may conclusively rely on such certificate until it receives notices from the other party in writing to the contrary.

6.
Purchaser and Seller shall be reasonably satisfied that the other party has all requisite insurances, licenses and permits required by either the Transaction Documents or any Governmental Requirement to perform the obligations under the Transaction Documents to which it is a party.

7.	Seller shall be reasonably satisfied that Purchaser possesses and exemption from the Oklahoma sales tax with respect to the Crude Oil subject to this Agreement.

8.
Seller shall be reasonably satisfied with Guarantor’s and Purchaser’s accounting treatment of its obligations under this Agreement and its disclosure of this Agreement and the other Transaction Documents and its obligations hereunder and thereunder in its quarterly and annual filings with the SEC.

EXHIBIT A

Deal Sheet

NO.
DATE:

Utexam’s Purchase of Crude Oil from Supplier:

Name of Supplier:
Supplier’s Address: Attn: Phone: Fax:
Quantity of Crude Oil:
Grade(s):
Supply Price (per Barrel):
Injection Point:
Pipeline:
Injection Month:
Batch Numbers:
Required Financial Assurances:
a. Type:
b. Amount:
c. Deadline for Posting:
d. Credit Contact Address: Attn: Phone: Fax: Mechanism for Posting:
Special Terms or Conditions:

UTEXAM LIMITED., in its capacity as Buyer

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT A
(continued)

DEAL SHEET
NO.
DATE:

Frontier’s Purchase of Crude Oil from Utexam:

Quantity:
Grade(s):
Price:	See Section 2.01 of Master Crude Oil Purchase and Sale Contract
Off-Take Month: Initial: Revised:
Delivery Point:
Batch Nos.
Delivery Pipeline:
Special Terms or Conditions:

UTEXAM LIMITED., in its capacity as Seller pursuant to Master Crude Oil Purchase and Sale Contract dated March 10, 2006	FRONTIER OIL AND REFINING COMPANY, in its capacity as Purchaser pursuant to Master Crude Oil Purchase and Sale Contract dated March 10, 2006

By: Name: Title:	By: Name: Title:

By: Name: Title:

EXHIBIT C

List of Approved Pipelines, Injection Points and Delivery Locations

1.	Approved Pipelines:

The Enbridge Pipelines

2.	Approved Injection Points:

a.	Any tank farm connected to any Enbridge Pipeline

b.	Any feeder or gathering line connected to any Enbridge Pipeline.

3.	Approved Delivery Locations:

a.	Any tank farm connected to any Enbridge Pipeline (within the United States)

b.	Teppco Partners - Cushing, Oklahoma

c.	Any point on any Enbridge Pipeline (within the United States)

d.	Spearhead Pipeline’s Custody and Transfer Meter at Cushing, Oklahoma

e.	Plains Marketing & Transportation - Cushing, Oklahoma

EXHIBIT D

List of Approved Suppliers

BP Canada
Canadian Natural Resources
Conoco Phillips
Encana
Exxon Mobil
Frontier Oil and Refining Company
Nexen Marketing
Petro-Canada
Seminole Canada Energy Company
Shell Canada
Suncor Energy
Trafigura Canada General Partnership
Tidal Energy Marketing
Western Oil Sands